SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

COLUMBIA BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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COLUMBIA BANCORP

7168 Columbia Gateway Drive

Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2005

Notice is hereby given that the Annual Meeting of Stockholders of Columbia Bancorp will be held at the Sheraton Columbia Hotel and Conference Center, 10207 Wincopin Circle, Columbia, Maryland 21044 on Tuesday, May 31, 2005, at 5:30 p.m. for the following purposes:

1.	To elect nine directors to serve until their terms of office expire or until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 5, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Your proxy is enclosed. You are encouraged to complete, date, sign and return promptly the proxy in the envelope provided even though you may plan to attend the meeting. No postage is necessary for mailing in the United States. Returning the proxy will not limit your right to vote in person or to attend the Annual Meeting, but will insure your representation if you cannot attend. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

/s/ Sibyl S. Malatras
SIBYL S. MALATRAS Corporate Secretary

Columbia, Maryland

April 19, 2005

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished on or about April 19, 2004 to stockholders of Columbia Bancorp, a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors to be used at the Annual Meeting of Stockholders described in the accompanying notice and at any adjournments or postponements thereof. The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

Proxies and Voting

The accompanying proxy is solicited by the Board of Directors of the Company. The Board of Directors selected James R. Moxley, Jr. and Herschel L. Langenthal or either of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure, but written notice of revocation should be submitted to the Company’s Secretary before the proxy is voted at the Annual Meeting. Any stockholder may attend the meeting and vote in person whether or not he or she has previously given a proxy.

The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 5, 2005. At that date there were outstanding and entitled to vote approximately 6,905,397 shares of common stock, par value $.01 per share, of the Company. In the election of directors each share is entitled to one vote for each director to be elected; cumulative voting is not permitted. For all matters other than the election of directors, each share is entitled to one vote.

All proxies will be voted as directed by the stockholder on the proxy card. A proxy, if executed and not revoked, will be voted in the following manner, unless it contains instructions to the contrary, in which case it will be voted in accordance with such instructions:

•	FOR the nominees for directors named herein.

•	If other matters are properly presented at the meeting, the persons named in the proxy will have discretion to vote on those matters according to their best judgment.

The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Company and its subsidiary, The Columbia Bank (the “Bank”), without additional compensation to them. In some instances solicitation may be made by telephone or facsimile, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to principals.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2004, has been mailed to all stockholders with this Proxy Statement.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Charter and Bylaws of the Company provide that the directors shall be classified into three classes as equal in number as possible, with each director serving a three-year term.

Directors are elected by a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting with a quorum present. Abstentions and broker non-votes are not considered to be votes cast and will have no effect on the outcome.

Nominees

Unless otherwise indicated in the enclosed proxy, the persons named in such proxy intend to nominate and vote for the election of the following nine nominees for the office of director of the Company, to serve as directors for three years, two years with regard to Mr. Winn, or until their respective successors have been duly elected and qualified. All such nominees are currently serving as directors. Mr. Winn was appointed to the Board of Directors in October 2004. In order for each class to have approximately the same number of directors, Mr. Winn has been appointed to serve in Class II until the 2007 Annual Meeting. Mr. Winn is standing for election by stockholders for the first time. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other persons, if any, as the Board of Directors may recommend.

The names and ages (as of March 14, 2005) of persons nominated by the Board of Directors, their principal occupations and business experience for the past five years, and certain other information are set forth below. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988. All of the directors, with the exception of Mr. Bond, Jr. and Mr. Scaldara, Jr., are independent as defined by Nasdaq, the SEC, and applicable law.

Name of Nominee	Information Regarding Nominee

Nominee for Director to be elected at the 2005 Annual Meeting to serve until the 2007 Annual Meeting (Class II)

James J. Winn, Jr.	Mr. Winn is 63 years old. On June 30, 2004, Mr. Winn retired from his position as a partner of the law firm Piper Rudnick LLP. Piper Rudnick LLP, in the normal course of business, has served as the Company’s corporate counsel since inception. Mr. Winn has served as a director of the Company and the Bank since October 5, 2004. He serves on the Audit Committee and the Corporate Governance and Nominating Committee.

Nominees for Directors to be elected at the 2005 Annual Meeting to serve until the 2008 Annual Meeting (Class III)

John M. Bond, Jr.	Mr. Bond is 61 years old and serves as director and Chief Executive Officer of the Company and the Bank. He has served as a director and President and Chief Executive Officer of the Company and the Bank since inception. In May 2004, Mr. Bond became Chairman and Chief Executive Officer of the Company and the Bank. Mr. Bond serves on all committees of the Company except for the Audit, Corporate Governance and Nominating and Personnel, Compensation and Stock Option (“PCSO”) Committees.

William L. Hermann	Mr. Hermann is 63 years old and is President of William L. Hermann, Inc., a financial management company. Mr. Hermann served as General Manager of the Glenmore office of the Bank until December, 1997. He has served as a director of the Company and the Bank since June, 1989. Mr. Hermann is Chairman of the Audit Committee and also serves on the Asset/Liability Management (“ALM”) and Strategic Planning Committees of the Company.

Charles C. Holman	Mr. Holman is 71 years old. Since June, 1992 and until his retirement effective December 31, 1998, Mr. Holman served as Executive Vice President of the Bank and was responsible for the Bank’s acquisition, development and construction loan portfolio. Mr. Holman has served as a director of the Company and the Bank since December, 1998. Mr. Holman is Chairman of the Acquisition, Development and Construction (“ADC”) Committee and serves on the Executive Committee of the Company.

Winfield M. Kelly, Jr.	Mr. Kelly is 69 years old. He is the Chairman of Win Kelly Automotive Super Stores, a car dealership located in Clarksville, Maryland. Mr. Kelly previously served as Chairman and Chief Executive Officer of Suburban Bancshares, Inc. (“Suburban”) and Suburban Bank of Maryland (“Suburban Bank”). Mr. Kelly served as Chairman of the Company and the Bank from March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank, until May 2004. Mr. Kelly serves as Vice-Chairman and lead independent director of the Company and the Bank. As Vice-Chairman, Mr. Kelly serves on all committees of the Company except the Audit Committee.

Harry L. Lundy, Jr.	Mr. Lundy is 63 years old. He is President and CEO and owner of Williamsburg Group, LLC, a residential homebuilding company. Mr. Lundy currently serves on the ADC and Strategic Planning Committees of the Company.

James R. Moxley, III	Mr. Moxley, III is 44 years old. He is a Principal of Security Development, LLC, a real estate development company. He is the son of Mr. Moxley, Jr., who is also a director of the Company and the Bank. Mr. Moxley, III has served as a director of the Company and the Bank since April, 1999. Mr. Moxley, III currently serves on the ALM, Community Reinvestment Advisory and Public Affairs (“CRA”), and Corporate Governance and Nominating Committees of the Company.

Mary S. Scrivener	Mrs. Scrivener is 67 years old. She is Secretary of Calvert General Contractors, a commercial construction company. Mrs. Scrivener currently serves on the CRA Advisory and PCSO Committees of the Company.

Theodore G. Venetoulis	Mr. Venetoulis is 70 years old. He is the President of H&V Communications, a media and publishing company. He is a former Baltimore County Executive, the County’s senior elected official, and has been publisher of the Orioles Gazette and political analyst for WBAL-TV in Baltimore, Maryland. Mr. Venetoulis currently serves on the Executive, PCSO and Strategic Planning Committees. He is Chairman of the Corporate Governance and Nominating Committee of the Company.

Continuing Directors

The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated or until their respective successors have been duly elected and qualified. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

Name of Director	Information Regarding Director

Directors to serve until the 2006 Annual Meeting (Class I)

Anand S. Bhasin	Mr. Bhasin is 67 years old. He is President of Gemini Ventures Corporation, an international trading company. Mr. Bhasin has served as a director of the Company since November, 1990 and the Bank since April, 1992. Mr. Bhasin currently serves on the Audit and CRA Advisory Committees of the Company.

Robert R. Bowie, Jr.	Mr. Bowie is 57 years old. He is a Founder and Member of the law firm Bowie & Jensen, LLC, located in Towson, Maryland. Mr. Bowie has served as a director of the Company and the Bank since December, 1999. Mr. Bowie currently serves on the ALM, Corporate Governance and Nominating, and Audit Committees of the Company.

Garnett Y. Clark, Jr.	Mr. Clark is 62 years old. He is President of Clark & Associates, Inc., a real estate and development company. Mr. Clark currently serves on the ADC, Executive and Strategic Planning Committees of the Company.

Raymond G. LaPlaca	Mr. LaPlaca is 67 years old. He is a Partner of the law firm Knight, Manzi, Nussbaum & LaPlaca, PA, located in Upper Marlboro, Maryland. Mr. LaPlaca previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company since June, 2000. Mr. LaPlaca currently serves on the Executive and Corporate Governance and Nominating Committees of the Company.

Morris A. Little	Mr. Little is 47 years old. He is the Founder and President and CEO of B&W Human Resources Specialists, Inc., located in Oxon Hill, Maryland, a provider of human resources management support and consultant services to Federal agencies in Maryland. Mr. Little has served as a director of the Company since September 2002. Mr. Little currently serves on the Audit Committee of the Company.

Kenneth H. Michael	Mr. Michael is 66 years old. He is the Chairman of The Michael Companies, Inc., a real estate development and management company. Mr. Michael previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company and the Bank since March 2000. Mr. Michael currently serves on the ADC Committee of the Company.

Maurice M. Simpkins	Mr. Simpkins is 59 years old. He is a retired Vice President for Public Affairs at The Ryland Group, Inc., a residential homebuilder and mortgage finance company. Mr. Simpkins has served as a director of the Company and Bank since April, 1997. Mr. Simpkins currently serves as Chairman of the CRA Advisory Committee and also serves on the ADC Committee of the Company.

Robert N. Smelkinson	Mr. Smelkinson is 75 years old. He is the retired Chairman of Smelkinson Sysco, a foodservice distribution company. Mr. Smelkinson currently serves as Chairman of the PCSO Committee and also serves on the Executive and Strategic Planning Committees of the Company.

Directors to serve until the 2007 Annual Meeting (Class II)

Hugh F. Cole, Jr.	Mr. Cole, Jr. is 63 years old. He is Chairman and CEO of Brantly Development Group, Inc., a real estate development company. Mr. Cole, Jr. has served as a director of the Company and Bank since July, 1988. Mr. Cole currently serves on the Audit Committee of the Company.

Herschel L. Langenthal	Mr. Langenthal is 76 years old. He is the managing partner of Langenmyer Company, an investment company. Mr. Langenthal is Chairman of the Executive Committee of the Company. He also serves on the ALM, PCSO, Corporate Governance and Nominating, and Strategic Planning Committees of the Company.

James R. Moxley, Jr.	Mr. Moxley, Jr. is 74 years old. He is the retired President of Security Development Corporation, a real estate development company. Mr. Moxley, Jr. serves as Vice-Chairman of the Company and is Chairman of the Strategic Planning Committee. As Vice-Chairman of the Company, Mr. Moxley, Jr. serves on all committees of the Company, except the Audit Committee. Mr. Moxley, Jr. is the father of Mr. Moxley, III, who is also a director of the Company and the Bank.

Vincent D. Palumbo	Dr. Palumbo is 70 years old. He is President of V.D. Palumbo, P.A. and is an oral and maxillofacial surgeon, practicing in Fort Washington, Maryland. Dr. Palumbo previously served as a director of Suburban and Suburban Bank and has served as a director of the Company and the Bank since March 2000. Dr. Palumbo currently serves on the ADC and ALM Committees of the Company.

John A. Scaldara, Jr.	Mr. Scaldara is 41 years old. Mr. Scaldara was elected President and Chief Operating Officer on January 26, 2004. He has served as a director of the Company and the Bank since January 2004. Mr. Scaldara joined the Company in 1989. He served as Corporate Secretary from January 1991 to January 2004 and Chief Financial Officer from January 1991 until December 2004, and he was elected Executive Vice President in January 1997. He has been a Certified Public Accountant since 1985. Mr. Scaldara, as President, serves on all committees except the Audit, Corporate Governance and Nominating, and PCSO Committees.

Lawrence A. Shulman	Mr. Shulman is 62 years old. Mr. Shulman is President of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm in Rockville, Maryland. Mr. Shulman previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company and the Bank since March 2000. Mr. Shulman currently serves as Chairman of the ALM Committee and also serves on the PCSO and Corporate Governance and Nominating Committees of the Company.

Board and Committee Meetings

The Board of Directors has eight standing committees: the Acquisition, Development and Construction (“ADC”); Asset/Liability Management (“ALM”); Audit; Community Reinvestment Advisory and Public Affairs (“CRA”); Corporate Governance and Nominating; Executive; Personnel, Compensation and Stock Option (“PCSO”); and Strategic Planning Committees. The Board of Directors, from time to time, establishes special committees which have a limited duration. Directors are appointed to each committee for a one-year term. Mr. Kelly and Mr. Moxley, Jr., Vice-Chairmen of the Board, and Mr Langenthal, Chairman of the Executive Committee, are members of all committees appointed, with the exception of the Audit Committee. The Chairman and the President are members of all committees appointed, with the exception of the Audit, Corporate Governance and Nominating and PCSO Committees.

The Board of Directors held ten meetings during 2004. The eight standing committees held a total of fifty-nine meetings during 2004. No director attended fewer than 75% of the sum of the total number of Company meetings of the Board of Directors and of committees of the Board of Directors on which each served during 2004.

The Audit Committee held six meetings during 2004. The Audit Committee consists of Directors Bhasin, Bowie, Cole, Hermann (Chairman), Little and Winn. The Committee is responsible for overseeing the Company’s internal accounting controls; selecting the Company’s independent registered accounting firm; reviewing the annual audit plan, annual report and results of the independent audit; reviewing supervisory examination reports; and initiating other special reviews when deemed necessary. The members of the Audit Committee are not employees of the Company or the Bank and are independent as required by Nasdaq listing standards. The Board of Directors has determined that Mr. Hermann meets the SEC criteria of an “audit committee financial expert.” The Audit Committee’s Charter is available on the Company’s website at www.thecolumbiabank.com.

The Corporate Governance and Nominating Committee was established in 2003 and held five meetings during 2004. The Corporate Governance and Nominating Committee consists of Directors Bowie, Kelly, Langenthal, LaPlaca, Moxley, Jr., Moxley, III, Shulman, Venetoulis (Chairman) and Winn. The Committee is responsible for identifying and recommending to the Board the director nominees. Based upon the recommendation of the Chairman of the Board and CEO, the Committee also recommends the appointment of the members of each committee to the Board. The Committee takes a leadership role in shaping corporate governance policies and practices and monitoring Company compliance with Corporate Governance Guidelines. The members of the Committee are appointed by the Board and meet the independence requirements of Nasdaq and any other applicable laws, rules and regulations governing independence. For further information as to the role of the Corporate Governance and Nominating Committee see the Charter on the Company’s website at www.thecolumbiabank.com.

The Executive Committee held twenty-eight meetings during 2004. The Executive Committee consists of Directors Bond, Clark, Holman, Kelly, Langenthal (Chairman), LaPlaca, Moxley, Jr., Scaldara, Smelkinson and Venetoulis. The Committee is responsible for evaluating and approving credits exceeding the lending authority of officers of the Bank; reviewing on a regular basis loan delinquencies and potential problem loans; and taking other actions as may be required in the absence of the full Board of Directors.

The PCSO Committee held five meetings during 2004. The PCSO Committee consists of Directors Kelly, Langenthal, Moxley, Jr., Scrivener, Shulman, Smelkinson (Chairman) and Venetoulis. The Committee oversees the compensation of all employees, except the compensation of the CEO, President and directors; reviews the compensation of the CEO, President and directors, and makes recommendations regarding changes to such to the Board of Directors for approval; monitors personnel-related matters of the Company; reviews and authorizes employee-related benefit plans; and administers the Company’s stock option programs. The PCSO Charter is available on the Company’s website at www.thecolumbiabank.com.

The Company expects each member of its Board of Directors to attend the Annual Meeting and all future meetings of stockholders, absent extenuating circumstances. In 2004, 19 of the then 22 members of the Company’s Board of Directors attended the annual meeting of stockholders.

Corporate Governance Guidelines

During 2003, the Company reviewed and revised its corporate governance policies and practices. This review included comparing its existing policies and practices to policies and practices suggested by various groups and authorities active in corporate governance and the practices of other public companies. Based upon the review, the Board of Directors, on the recommendation of the Corporate Governance and Nominating Committee, adopted a set of corporate governance guidelines, a copy of which is available on the Company’s website at www.thecolumbiabank.com. The Company continued to monitor its corporate governance guidelines in 2004 and adopted changes to comply with rules adopted by the Securities and Exchange Commission and Nasdaq and industry practice.

Nominations Process

The Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee may consider additional candidates for director. Candidates may come to the attention of the Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders in accordance with Section 1.12 of the Company’s 2004 Amended, Corrected and Restated Bylaws. Such recommendations should be directed to the Board of Directors of the Company in care of the Secretary. In evaluating such recommendations, the Corporate Governance and Nominating Committee uses the qualifications or standards discussed below and seeks to achieve a balance of knowledge, experience and capability of the Board of Directors. The Corporate Governance and Nominating Committee also reviews and determines whether existing members of the Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board.

The Corporate Governance and Nominating Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. At a minimum, director candidates must have the willingness to assume the responsibilities required of a director of the Company, sufficient time to carry out their duties, and, consistent with the objective of having a diverse and experienced Board, prior experience in areas relevant to the Company, such as finance, marketing or government affairs.Each member of the Board of Directors must represent the interests of the stockholders of the Company, and must actively promote the Company to assist management with new business development. Board members must have the ability and sufficient time to prepare for, punctually attend, and participate in all Board, applicable Committee and Stockholder meetings, absent extenuating circumstances.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors should do so in writing, addressed to Columbia Bancorp, c/o Corporate Governance and Nominating Committee Chairperson, 7168 Columbia Gateway Drive, Columbia, Maryland 21046. These communications will not be screened by management prior to receipt by the Committee Chairperson.

Compensation of Directors

Non-employee directors of the Company and the Bank received $400 for each Board and committee meeting attended during 2004 (to be increased to $425 in 2005). All non-employee directors of the Company and the Bank will receive stock options to purchase 40 shares of common stock of the Company for each Board and committee meeting attended. Chairpersons of committees received $500 for each committee meeting attended during 2004 (to be increased to $550 in 2005). During 2004, Mr. Kelly, who served in the capacity of Chairman of the Company and the Bank until May, received a prorated portion of his annual fee of $50,000 from January through August, after which time he was paid the same per meeting fees as specified for all directors. The Vice-Chairmen and Chairman of the Executive Committee are also eligible for a bonus to be awarded at the discretion of the Board of Directors. No bonus was awarded for service during 2004. Total director fees paid by the

Company and the Bank for service in 2004 were $279,133. In addition, on December 31, 2004, stock options to purchase 24,040 shares of the Company’s common stock at $34.19 per share, the then current market price, were granted to directors for meeting attendance during 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”) requires that the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of change in ownership of common stock of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and greater than 10% beneficial owners were complied with, except that Forms 4 for reporting the stock option grants to directors in December 2003 and to executive officers in January 2004 were not filed on a timely basis. The grants were reported on Forms 5 in February 2004. Also, Forms 4 were not filed on a timely basis for transactions in Phantom Stock for executive officers pursuant to the Company’s Deferred Compensation Plan, dated September 27, 1996, as amended. These transactions were reported in July 2004.

Certain Relationships and Related Transactions

The Bank has made loans to certain of its executive officers, directors and related parties. These loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2004, these loans totaled $18.9 million, or approximately 18.75% of the total equity capital of the Bank.

In November, 1997, the Bank acquired through foreclosure a 75% interest in a residential development project consisting of 262 residential building lots in various stages of development. Also, in November, 1997, the Bank engaged The Michael Companies, Inc., a real estate development company owned solely by Kenneth H. Michael, to serve as development and marketing manager with respect to the project. The final lots in the project were delivered in February 2003. The Michael Companies, Inc. earned a development fee of $1,200 per lot as lots were developed and sold, $200 of which was deferred until all public improvements had been dedicated and any bonds related to the property had been released. In addition, The Michael Companies, Inc. earned a sales commission of 4%, the Bank’s share being 3%, of the sales price of each lot at settlement. In 2003, the Bank paid The Michael Companies, Inc. sales commissions of $8,640 and development fees of $7,200, of which $1,200 was deferred. In addition, the final retainer of $52,600, representing the $200 per lot deferred throughout the project, was paid to The Michael Companies, Inc. in 2003, the Bank’s share of which was $39,450. In 2002, the Bank paid The Michael Companies, Inc. sales commissions of $47,505 and development fees of $37,800, of which $6,300 was deferred. The Michael Companies, Inc. also acted as agent in the sale of a property in 2003 previously acquired through foreclosure that was fully charged-off in earlier years. For these services, The Michael Companies, Inc. earned a 10% sales commission of $3,590. No fees were paid to The Michael Companies in 2004.

Pursuant to a services agreement between the Company and Winfield M. Kelly, Jr., effective March 8, 2000, as amended April 1, 2002 and January 26, 2004 (the “Agreement”), Mr. Kelly served as the Chairman of the Company and the Bank until the 2004 Annual Meeting of Stockholders. Subsequent to such Annual Meeting, Mr. Kelly has served as Vice-Chairman and lead independent director of the Board of the Company and the Bank. Pursuant to the Agreement, Mr. Kelly received annual compensation of $33,333 for his services as Chairman until August 2004, after which time, he received per meeting fees as specified for all directors.

Pursuant to the Agreement, upon the earlier of (i) notification by Mr. Kelly, (ii) March 8, 2005 or (iii) an event resulting in a change in a controlling interest of the Company or the Bank, the Company would pay Mr. Kelly the sum of $200,000, an amount which became payable to him upon the merger with Suburban in 2000 as a result of a change-in-control agreement between Mr. Kelly and Suburban. This prior obligation was satisfied in May 2004.

In August 1999, the Bank entered into an agreement with an automobile dealership owned principally by Mr. Kelly. Under terms of the agreement, the Bank purchased qualifying automobile loans originated by the dealership. The dealership received a customary dealer reserve (premium) and is required to reimburse the Bank a percentage of the premium if loans pay off prior to their scheduled maturities. The dealership reimbursed the Bank $8,000 in 2004, $10,000 in 2003, and $18,000 in 2002 for such prepaid loans.

Also during 2004, the Bank engaged the law firms of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which Lawrence A. Shulman, a director of the Company, is President, and Knight, Manzi, Nussbaum & LaPlaca, P.A., of which Raymond G. LaPlaca, a director of the Company, is a partner, to perform various legal services in the normal course of business. In addition, prior to his retirement from Piper Rudnick LLP, Mr. Winn served as legal counsel for the Company for which fees were paid for legal services in the normal course of business.

The Board of Directors has determined that each of the directors mentioned above remains independent as defined by Nasdaq listing standards, the SEC, and applicable law.

PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY’S COMMON STOCK

The following table lists the number of shares of common stock of the Company beneficially owned, directly or indirectly, at February 15, 2005 by (i) the persons known by the Company to own beneficially more than five percent (5%) of the outstanding common stock, (ii) directors, (iii) the executive officers named in the Summary Compensation table on page 13, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the persons listed have sole voting and investment power over the shares beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Stock Options (1)	% of Class
Continuing Directors:
Anand S. Bhasin (2)	47,976	5,510	*
Robert R. Bowie, Jr.	200	3,525	*
Garnett Y. Clark, Jr.	45,664	9,150	*
Hugh F. Z. Cole, Jr. (3)	47,279	4,556	*
Herschel L. Langenthal1(4)	70,927	21,365	1.33%
Raymond G. LaPlaca	13,281	8,123	*
Morris A. Little	250	1,300	*
Kenneth H. Michael	43,047	4,573	*
James R. Moxley, Jr. (5)	59,006	26,535	1.23%
Vincent D. Palumbo	64,180	4,013	*
John A. Scaldara, Jr. (6)(7)(8)	180,920	49,148	3.31%
Lawrence A. Shulman(9)	12,854	4,264	*
Maurice M. Simpkins	11,174	4,705	*
Robert N. Smelkinson	112,218	9,620	1.76%

Director Nominees:
John M. Bond, Jr. (10) (11)(12)(13)	286,677	122,934	5.83%
William L. Hermann (14)	58,960	5,780	*
Charles C. Holman	20,211	19,920	*
Winfield M. Kelly, Jr.	141,219	18,950	2.31%
Harry L. Lundy, Jr. (15)	121,086	4,535	1.82%
James R. Moxley, III (16)	21,381	3,630	*
Mary S. Scrivener	60,228	4,385	*
Theodore G. Venetoulis (17)	28,002	10,380	*
James J. Winn, Jr. (18)	28,955	200	*

Named Executive Officers:
Michael T. Galeone (19)	20,608	35,764	*
Stephen A. Horvath (20)	1,358	23,955	*
Scott C. Nicholson (21)	9,102	21,750	*

All directors and executive officers (31 persons) (22)	1,386,942	484,485	25.32%

5% Beneficial Owners:
Emerald Advisors, Inc. (23)	421,306		6.10%

Company totals	6,905,097	679,331

*	Less than 1%
(1)	Represents the number of shares of common stock subject to stock options currently exercisable, or exercisable within sixty days and the number of shares of Phantom Stock in the Company’s Deferred Compensation Plan.
(2)	Includes 4,088 shares of common stock owned by Mr. Bhasin’s children and 4,806 shares held by Mr. Bhasin’s spouse.

(3)	Includes 1,600 shares of common stock held by Mr. Cole’s children.
(4)	Includes 13,664 shares of common stock for which Mr. Langenthal is a trustee and 15,335 shares of common stock owned by a corporation of which Mr. Langenthal owns an interest. Also includes 7,040 shares held by Mr. Langenthal’s spouse, and 8,000 shares held by a trust partnership.
(5)	Includes 16,599 shares held Mr. Moxley, Jr.’s spouse.
(6)	Includes 364 shares of common stock for which Mr. Scaldara is co-trustee.
(7)	Includes 164,024 shares of common stock held by the Company’s 401(k) Plan and Trust on December 31, 2004 for which Mr. Scaldara serves as a co-trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 17,049 shares held for the account of Mr. Scaldara. Exclusive of the disclaimed shares, Mr. Scaldara’s ownership percentage is 1.20%.
(8)	Includes 13,343 shares of phantom stock held for the account of Mr. Scaldara pursuant to the Columbia Bancorp Deferred Compensation Plan.
(9)	Includes 1,856 shares of common stock held for the account of Mr. Shulman in the Company’s Employee Stock Purchase Plan.
(10)	Includes 34,100 shares held by Mr. Bond’s spouse.
(11)	Includes 164,024 shares of common stock held by the Company’s 401(k) Plan and Trust on December 31, 2004 for which Mr. Bond serves as a co-trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 28,394 shares held for the account of Mr. Bond. Exclusive of the disclaimed shares, Mr. Bond’s ownership percentage is 3.90%.
(12)	Mr. Bond’s address is 7168 Columbia Gateway Drive, Columbia, Maryland 21046.
(13)	Includes 32,830 shares of phantom stock held for the account of Mr. Bond pursuant to the Columbia Bancorp Deferred Compensation Plan.
(14)	Includes 9,728 shares of common stock owned by a corporation of which Mr. Hermann owns an interest.
(15)	Includes 30,469 shares of common stock for which Mr. Lundy is a trustee and 90,617 shares of common stock owned by a corporation, a partnership and a limited partnership of which Mr. Lundy owns an interest.
(16)	Includes 5,124 shares of common stock owned by Mr. Moxley, III’s children and 244 shares held by Mr. Moxley, III’s spouse.
(17)	Includes 26,484 shares of common stock held by a trust; the beneficial ownership of such shares is expressly disclaimed.
(18)	Includes 6,538 shares of common stock held by Mr. Winn’s spouse, 7,626 shares for which Mr. Winn is trustee, and 1,710 shares for which Mr. Winn is custodian.
(19)	Includes 8,096 shares of common stock held for the account of Mr. Galeone in the Company’s 401(k) Plan and Trust and 11,764 shares of phantom stock held for the account of Mr. Galeone pursuant to the Columbia Bancorp Deferred Compensation Plan.
(20)	Includes 1,100 shares of common stock held for the account of Mr. Horvath in the Company’s Employee Stock Purchase Plan and 2,659 shares of phantom stock held for the account of Mr. Horvath pursuant to the Columbia Bancorp Deferred Compensation Plan.
(21)	Includes 6,102 shares held for the account of Mr. Nicholson in the Company’s 401(k) Plan and Trust.
(22)	Includes 164,024 shares of common stock held by the Company’s 401(k) Plan and Trust on December 31, 2004 for which Mr. Bond and Mr. Scaldara are co-trustees.
(23)	Based solely on the information provided by a Schedule 13G filing dated February 2, 2005, includes 461,306 shares of common stock as to which Emerald Advisors, Inc. (“Emerald”) has sole dispositive power and 361,906 shares as to which Emerald has sole voting power. Emerald is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and is located at 1703 Oregon Pike, Suite 101, Lancaster, Pennsylvania 17601.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The following report is submitted by the Personnel, Compensation and Stock Option Committee of the Board of Directors (the “Committee”). The report addresses the executive compensation policies of the Bank and the Company (in this report, collectively, the “Company”) for 2004.

The Committee establishes the compensation of senior officers of the Company with the exception of Mr. Bond, the Chairman and Chief Executive Officer, and Mr. Scaldara, the President and Chief Operating Officer. Compensation for Mr. Bond and Mr. Scaldara is established by the Board of Directors of the Company based upon data provided by, and recommendations of, the Committee. The Committee also generally reviews all personnel-related issues, including salary administration related to all other employees, and administers the Columbia Bancorp 1997 Stock Option Plan and 401(k) Plan and Trust, and the Bank’s Deferred Compensation Plan. The overall goal of the Committee is the establishment and administration of compensation policies directly related to attainment of corporate operational and financial goals which provide the ability to attract, motivate, reward and retain qualified employees.

The Company utilizes an internal salary administration plan as the guide for its assessment of compensation levels throughout the Company, including compensation levels of executive officers. The plan includes job descriptions for all positions and rates the overall responsibility of each position based on characteristics including job knowledge, problem-solving, accountability, human relations, communications, supervision of others and marketing. Each position is assigned to a salary grade based on level of overall responsibility. Salary ranges for each salary grade are developed based on market information available for similar positions at financial institutions both in the communities where the Company does business and outside the Company’s market area. These results are updated annually by the Company’s human resources staff and consultants using current market data which reflects marketplace changes, inflation, and, if applicable, corporate performance.

Using the salary administration plan as a guide, the Committee and the Board of Directors establish the compensation paid to executive officers based upon the individual performance of the executive officer and the overall performance of the Company. In assessing the performance of an individual executive officer, the Committee considers the executive officer’s historical performance, degree of responsibility, level of experience, years of service to the Company, contribution to the performance of the Company and commitment to meeting strategic goals. The Committee considers several factors when assessing the overall performance of the Company. Specifically, the Committee considers the financial performance of the Company relative to the financial plan approved by the Board of Directors, results of regulatory examinations, growth, financial plans established for the following year, capital position and stock performance. Ultimately, the Committee establishes the level of compensation paid to executive officers based on the factors reviewed above, and not based on a stated formula.

With respect to the base salary of $400,000 granted to Mr. Bond for the year 2004, the Committee took into account the Company’s performance during 2003 and appropriate market data utilized in the Salary Administration Plan described above. Particular emphasis was placed on Mr. Bond’s individual performance, including his leadership role through a period of continued growth, and the Company’s continued strong financial performance.

With respect to the base salary of $214,000 granted to Mr. Scaldara for the year 2004, the Committee took into account the Company’s performance during 2003 and appropriate market data utilized in the Salary Administration Plan described above. Particular emphasis was placed on Mr. Scaldara’s individual performance, including his leadership role through a period of continued growth, and the Company’s continued strong financial performance.

Bonuses are discretionary and are generally granted senior officers based on the extent to which the Company achieves annual performance objectives, as established by the Board of Directors. Such performance objectives include net income, earnings per share and return on equity goals. Bonuses may also be awarded to other officers and employees based on recommendations by supervisors. Bonuses are accrued throughout the year and are generally paid before the end of February in the subsequent year. Performance bonuses paid to the named executive officers in 2005 for the year 2004 were as follows: $75,000 to Mr. Bond, Jr., $75,000 to Mr. Scaldara, $35,000 to Mr. Galeone, $20,000 to Mr. Horvath, and $60,000 to Mr. Nicholson.

At this time, the Committee believes that the granting of stock options is the most appropriate form of long-term compensation for senior officers, since awards of equity encourage ownership in the success of the Company. Stock option grants are discretionary and are limited by the terms and conditions of the Columbia Bancorp 1997 Stock Option Plan. During 2004, Mr. Bond was awarded nonqualified options for 8,000 shares. Mr. Scaldara was awarded incentive options for 7,280 shares and nonqualified options for 220 shares. Messrs. Galeone, Horvath and Nicholson were awarded incentive options for 5,000 shares, 4,000 shares and 4,500 shares, respectively.

Personnel, Compensation and Stock Option Committee:

Robert N. Smelkinson, Chairman	Mary S. Scrivener
Winfield M. Kelly, Jr.	Lawrence A. Shulman
Herschel L. Langenthal	Theodore G. Venetoulis
James R. Moxley, Jr.

Compensation Committee Interlocks and Insider Participation

No member of the PCSO Committee is a former or current employee of the Company or the Bank. None of the Company’s or the Bank’s Executive Officers served as (1) a member of the compensation committee of another corporation, one of whose executive officers served on the compensation committee of the Company; (2) a director of another corporation, one of whose executive officers served on the compensation committee of the Company; or (3) a member of the compensation committee of another corporation, one of whose executive officers served as a director of the Company.

The table below provides the aggregate balance at December 31, 2004 of loans in excess of $60,000 issued by the Bank to members of the PCSO Committee and/or their affiliates. These loans were made in the ordinary course of business, made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

	Aggregate Loan Balance at December 31, 2004	Total Commitment At December 31, 2004
Herschel L. Langenthal	$849,000	$852,500
James R. Moxley, Jr.	$-0-	$105,000

Certain relationships with Mr. Kelly and Mr. Shulman are described under “Certain Relationships and Related Transactions” above.

Summary Compensation Table

The table below presents a summary of compensation for the last three fiscal years of the chief executive officer of the Company and the four other most highly paid executive officers of the Company and the Bank.

Name and Principal Position	Year	Annual Compensation (a)		Number of Securities Underlying Options Awarded	All Other Compensation(b)
		Salary	Bonus
John M. Bond, Jr.	2004	$400,000	$75,000	8,000	$133,467
Chairman and CEO	2003	350,000	75,000	7,700	318,110
	2002	300,000	75,000	15,000	167,296

John A. Scaldara, Jr. (c)	2004	$214,000	$75,000	7,500	$60,182
President and COO	2003	189,000	50,000	2,500	131,668
	2002	180,000	50,000	5,000	69,265

Michael T. Galeone	2004	$204,000	$35,000	5,000	$50,718
Executive Vice President	2003	194,000	50,000	2,500	118,989
	2002	185,400	40,000	5,000	66,009

Stephen A. Horvath	2004	$180,000	$20,000	4,000	$22,332
Executive Vice President	2003	172,000	25,000	2,000	30,214
	2002	165,000	20,000	4,000	15,726

Scott C. Nicholson	2004	$168,000	$60,000	4,500	$6,644
Executive Vice President	2003	158,000	50,000	2,500	6,130
	2002	150,000	40,000	4,500	4,864

(a)	No officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for 2004 for such officer in the Summary Compensation Table.
(b)	The amounts represent discretionary matching contributions made by the Company and allocated forfeitures resulting from employee terminations as determined under terms of the Company’s 401(k) Plan and Trust. All employees participating in the Company’s 401(k) Plan and Trust receive matching contributions and forfeitures on equivalent terms. In 2004, total matching contributions and allocations to the Company’s 401(k) Plan and Trust were made in the following amounts for the officers listed in the table above: Mr. Bond—$6,668; Mr Scaldara—$6,644; Mr. Galeone—$6,668; Mr. Horvath—$6,668; and Mr. Nicholson—$6,644. The amounts also include discretionary matching contributions made by the Bank as determined under terms of the Bank’s Deferred Compensation Plan and earnings (losses) in the participant’s account during the year, based on the prime rate of interest and/or the performance of Columbia Bancorp Common Stock, as directed by the participant. In 2004, total matching contributions and earnings credited to the Bank’s Deferred Compensation Plan were made in the following amounts for the officers listed in the table above: Mr. Bond—$126,799; Mr. Scaldara $53,538; Mr. Galeone—$44,050; and Mr. Horvath—$15,664. In addition, the Deferred Compensation Plan provides for payment of a death benefit in the event that a participant dies while employed. At January 1, 2005, the death benefit for each of the Executive Officers was as follows: Mr. Bond, $1,335,000; Mr. Scaldara, $1,511,700; Mr. Galeone, $898,000; and Mr. Horvath, $310,000. Mr. Nicholson does not participate in the Deferred Compensation Plan.
(c)	Mr. Scaldara was elected President and Chief Operating Officer of the Company and the Bank on January 26, 2004.

Option Grants in Last Fiscal Year

The table below provides analysis of all individual grants of stock options made during the year ended December 31, 2004 to the officers listed in the Summary Compensation Table on page 13.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
John M. Bond, Jr.	8,000	12.6%	$32.25	January 26, 2014	$162,255	$411,186
John A. Scaldara, Jr.	7,500	11.8%	$32.25	January 26, 2014	152,114	385,486
Michael T. Galeone	5,000	7.9%	$31.50	January 22, 2014	99,051	251,014
Stephen A. Horvath	4,000	6.3%	$31.50	January 22, 2014	79,241	200,812
Scott C. Nicholson	4,500	7.1%	$31.50	January 22, 2014	89,146	225,913

The stock options granted become vested to the extent of 25% after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant and 100% after four years from the date of grant.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The table below provides an analysis of aggregate stock options exercised during 2004 and outstanding stock options as of December 31, 2004 for the persons listed in the Summary Compensation Table on page 13. There were no adjustments or amendments to the exercise price of stock options previously awarded to any person listed in the Summary Compensation Table on page 14, during 2004.

Name	Shares of Common Stock Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End
Unexercisable			Exercisable	Unexercisable	Unexercisable	Exercisable
John M. Bond, Jr.	—	$—	80,800	24,400	$1,493,127	$270,960
John A. Scaldara, Jr.	—	$—	30,874	13,126	$615,979	$105,068
Michael T. Galeone	—	$—	20,874	10,626	$399,017	$103,968
Stephen A. Horvath	11,084	$161,494	17,796	8,500	$334,707	$83,165
Scott C. Nicholson	—	$—	17,874	9,626	$343,697	$93,028

Equity Compensation Plan Information

The following is information regarding equity compensation plans in effect as of December 31, 2004. The Company has no equity compensation plans not approved by stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders (a)	606,735	$19.027	268,686

(a)	As a result of the merger of Suburban Bancshares with the Company effective March 8, 2000, the Company assumed the Suburban Bancshares 1997 Stock Option Plan. As of December 31, 2004, 46,749 shares of common stock were reserved to be issued upon the exercise of the outstanding stock options at a weighted average exercise price of $15.267. No further options may be granted under the Plan.

Employment Contracts and Change in Control Agreements

The Company and the Bank (collectively, the “Companies”) entered into an employment agreement dated February 26, 1996, as amended December 18, 1997, April 20, 2002 and January 26, 2004, with John M. Bond, Jr. (the “Agreement”). The terms of the Agreement continue until the earlier of (i) the close of business on the date which is three years after the date on which either party provides written notice of termination, other than for “cause”, as defined in the Agreement, but no later than the close of business on the sixty-fifth birthday of Mr. Bond, or (ii) the date on which Mr. Bond’s employment is otherwise terminated pursuant to the provisions of the Agreement. Under terms of the Agreement, Mr. Bond serves as Chairman of the Board of Directors and Chief Executive Officer of each of the Companies. Mr. Bond’s minimum annual base compensation is $460,000 effective January 1, 2005, which is subject to normal periodic review, at least annually, for increases based on the salary policies of the Companies and Mr. Bond’s contributions to the Companies. Mr. Bond is also entitled to participate in all incentive and benefit programs offered by the Companies. If Mr. Bond’s employment is terminated, other than for “cause”, the Companies are required to continue to provide benefits to him and pay his salary for a predetermined period plus, under certain circumstances, pay an annual bonus as determined in accordance with the terms of the Agreement. The Agreement also contains a non-competition provision, which prohibits Mr. Bond, during his employment with the Companies, or for a period of three years following voluntary resignation or termination for “cause”, from directly or indirectly engaging in activities competitive with the business of the Companies.

The Agreement provides that in the event of (i) termination, other than for “cause”, (ii) resignation due to a significant change in the nature or scope of authority and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any “change in control” (as defined in the Agreement) of the Companies, Mr. Bond, within 15 days of termination, will be paid a lump sum payment equal to three times the sum of his annual base compensation and the average of the bonuses paid to him over the past three years. In the event of voluntary resignation 90 days prior to, or within one year after, any “change in control” of the Companies, Mr. Bond, within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Any payments made in connection with a “change in control” of the Companies after Mr. Bond reaches 62 years of age will be pro-rated to age 65.

The Companies also entered into an employment agreement with John A. Scaldara, Jr. dated February 26, 1996, as amended December 16, 1997, April 30, 2002, and January 26, 2004. Under the terms of the agreement, Mr. Scaldara serves as President and Chief Operating Officer with a minimum annual base compensation of $244,000, effective January 1, 2005. The other terms of Mr. Scaldara’s agreement are similar to those of the Agreement, except that the duration is a two-year continuous period and the lump sum payment payable in the event of (i) termination other than for “cause”, (ii) resignation due to a significant change in the nature and scope of authorities and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any “change in control” of the Companies is equal to two times the sum of Mr. Scaldara’s base annual compensation and the average of his bonuses for the past three years. In addition, any payments made in connection with a “change in control” of the Companies after reaching 63 years of age will be pro-rated to age 65.

Messrs. Galeone, Horvath, and Nicholson have employment agreements specifying minimum annual base compensation of $212,000, $187,000, and $185,000, respectively, effective January 1, 2005. The other terms of these agreements are similar to those of the Agreement, except that the duration is a two-year continuous period and the lump sum payment in the event of termination of employment, as defined in (i) through (iii) above is equal to two times the applicable officer’s annual salary and the average of such officer’s bonuses for the last three years. In addition, any payments made in connection with a “change in control” of the Companies after reaching 63 years of age will be pro-rated to age 65.

The Company’s 1987 Stock Option Plan, as amended, 1990 Stock Option Plan, 1997 Stock Option Plan, as amended, and the Bank’s Deferred Compensation Plan all provide that in the event of a “change in control” (as defined by each of the plans), all amounts not fully vested become immediately 100% vested.

Stockholder Return Performance Graph

The following graph compares the cumulative total return on the Company’s common stock during the five years ended December 31, 2004 with that of a broad market index (Nasdaq, U.S. Companies), and two industry peer group indices: (i) SNL Securities LC Bank Index for banks with assets from $500 million through $1.0 billion (“SNL $500—$1,000M Bank Index), and (ii) publicly traded commercial banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets between $400 million and $2 billion (“Columbia Bancorp Peer Group”). The graph assumes $100 was invested on December 31, 1999 in the Company’s common stock and in each of the indices and assumes reinvestment of dividends.

Index	Period Ending
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Columbia Bancorp	100.00	100.31	153.95	211.60	314.41	341.64
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL $500M-$1B Bank Index	100.00	95.72	124.18	158.54	228.61	259.07
Columbia Bancorp Peer Group*	100.00	87.73	122.57	154.39	216.12	231.24

*The Columbia Bancorp Peer Group consists of banks publicly traded on NASDAQ, AMEX, or NYSE, and are located in DC, MD, PA, or VA and with total assets between $400 million and $2 billion.

Members of the Columbia Bancorp Peer Group are as follows:

Company Name	Ticker	State
Alliance Bankshares Corporation	ABVA	Virginia
American Bank Incorporated	AMBK	Pennsylvania
American National Bankshares Inc.	AMNB	Virginia
AmeriServ Financial, Inc.	ASRV	Pennsylvania
Bancorp, Inc.	TBBK	Delaware
Bryn Mawr Bank Corporation	BMTC	Pennsylvania
Citizens & Northern Corporation	CZNC	Pennsylvania
Codorus Valley Bancorp, Inc.	CVLY	Pennsylvania
Community Bank of Northern Virginia	CBNV	Virginia
Comm Bancorp, Incorporated	CCBP	Pennsylvania
CNB Financial Corporation	CCNE	Pennsylvania
C&F Financial Corporation	CFFI	Virginia
Cardinal Financial Corporation	CFNL	Virginia
Community Banks, Inc.	CMTY	Pennsylvania
Pennsylvania Commerce Bancorp, Inc.	COBH	Pennsylvania
Chester Valley Bancorp Inc.	CVAL	Pennsylvania
Eagle Bancorp, Inc.	EGBN	Maryland
Eastern Virginia Bankshares, Inc.	EVBS	Virginia
First Community Bancshares, Inc.	FCBC	Virginia
Leesport Financial Corp.	FLPB	Pennsylvania
Fauquier Bankshares, Inc.	FBSS	Virginia
First Mariner Bancorp	FMAR	Maryland
FNB Corporation	FNBP	Virginia
Republic First Bancorp, Inc.	FRBK	Pennsylvania
First United Corporation	FUNC	Maryland
IBT Bancorp, Inc.	IRW	Pennsylvania
James Monroe Bancorp, Inc.	JMBI	Virginia
Middleburg Financial Corporation	MBRG	Virginia
Mid Penn Bancorp, Inc.	MBP	Pennsylvania
National Bankshares, Incorporated	NKSH	Virginia
Norwood Financial Corporation	NWFL	Pennsylvania
NSD Bancorp, Inc.	NSDB	Pennsylvania
Omega Financial Corporation	OMEF	Pennsylvania
Old Point Financial Corporation	OPOF	Virginia
Premier Community Bankshares, Inc	PREM	Virginia
PennRock Financial Services Corp.	PRFS	Pennsylvania
PSB Bancorp, Inc.	PSBI	Pennsylvania
Penns Woods Bancorp, Inc.	PWOD	Pennsylvania
Royal Bancshares of Pennsylvania, Inc.	RBPAA	Pennsylvania
Shore Bancshares, Incorporated	SHBI	Maryland
Union Bankshares Corporation	UBSH	Virginia
Univest Corporation of Pennsylvania	UVSP	Pennsylvania
Virginia Commerce Bancorp, Inc.	VCBI	Virginia
Virginia Financial Group, Inc.	VFGI	Virginia

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”) performed the audit of the Company’s financial statements for the year ended December 31, 2004. Based on the recommendation of the Audit Committee, the Board of Directors has selected KPMG to perform the audit of the Company’s financial statements for the year ended December 31, 2005. KPMG has performed the annual audits of the Company since its inception. KPMG LLP has advised the Company that neither KPMG nor any of its members or associates has any direct financial interest in or any connection with the Company or its subsidiaries, other than as an independent registered public accounting firm. Representatives of KPMG plan to attend the Annual Meeting and will be available to answer appropriate questions. The representatives will have the opportunity to make a statement at the Annual Meeting if they so desire.

The Audit Committee is responsible for the selection of and recommendation of the Company’s independent registered public accounting firm to the Board of Directors, and approves, in advance, all engagement fees and all non-audit engagements with the firm.

Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees charged by KPMG LLP for certain services rendered to the Company during 2003 and 2004:

	Amount Billed and Paid
Type of Fee	Year Ending December 31, 2004	Year Ending December 31, 2003
Audit[1]	$105,000	$89,100
Sarbanes-Oxley 404[2]	$190,000	$—
Audit Related[3]	$16,500	$23,985
Tax[4]	$19,500	$16,500

[1]	Audit fees – aggregate fees charged by KPMG LLP in 2003 and 2004 for annual audits, quarterly reviews and consents issued.
[2]	Sarbanes-Oxley 404 – aggregate fees charged by KPMG LLP for the audit of and attestation on the adequacy of the Company’s internal financial controls, pursuant to the Sarbanes-Oxley Act of 2002, Section 404.
[3]	Audit-related fees – aggregate fees charged by KPMG LLP for assurance and related services that are reasonably related to the audit and are not reported as audit fees. These services include the audit of the Company’s 401(k) Plan in 2003 and 2004, a collateral verification required by the Federal Home Loan Bank in 2003, and other accounting consultation.
[4]	Tax fees – aggregate fees charged by KPMG LLP for professional services for tax compliance, advice and planning.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of six directors who are “independent”, as required by Nasdaq listing standards. The members of the Audit Committee are and William L. Hermann (Chairman), Anand Bhasin, Robert R. Bowie, Jr., Hugh F. Cole, Jr., Morris A. Little and James J. Winn, Jr. The Chairman, William L. Hermann is a financial expert as defined by Nasdaq listing standards. None of the members of the Audit Committee currently serve on audit committees of other public companies.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed and reassessed annually by the Committee. The Charter, as revised in 2003, is available on our website at www.thecolumbiabank.com.

The Audit Committee’s responsibility is one of oversight, recognizing that the Company’s management is responsible for the preparation of the Company’s financial reports and that the independent registered public accounting firm is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in conformity with U.S. generally accepted audit standards. The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the Company’s relationship with its outside auditors, and (4) the performance of internal audit, internal operational controls and disclosure controls. In addition, each year the Audit Committee has the sole authority to select the Company’s independent registered public accounting firm and approves, in advance, all engagement fees and non-audit engagements with the firm.

In this context, the Audit Committee has met and held discussions with management and KMPG, the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered accounting firm. The Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). These matters included a discussion of KPMG’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

KPMG also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”). The Audit Committee discussed with KPMG that firm’s independence and confirmed that there are no relationships between the Company and KPMG that may impact their objectivity and independence. The Audit Committee further considered whether the amount and nature of non-audit services performed by KPMG are compatible with maintaining KPMG’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered accounting firm and the Audit Committee’s review of the representation of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committe:

William L. Hermann, Chairman	Hugh F. Cole, Jr.
Anand S. Bhasin	Morris A. Little
Robert R. Bowie, Jr.	James J. Winn, Jr.

OTHER MATTERS

The Board of Directors of the Company knows of no matters to be presented for action at the Annual Meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company. Other than the election of directors, each matter to be submitted to the stockholders requires the affirmative vote of a majority of all the shares voted at the meeting or a majority of all the shares outstanding and entitled to be voted. Abstentions and broker non-votes are treated as shares not voted.

STOCKHOLDER PROPOSALS

All nominations of persons for election to the Board of Directors at an annual or special meeting of stockholders must be received by the Secretary at the principal executive offices of the Corporation on or after February 25, 2006, but not later than March 25, 2006. The stockholder’s notice must be in writing and provide the following information: (1) all information about the nominee required to be disclosed in a proxy statement, (2) as to the stockholder giving notice, the name, address, number of shares beneficially owned, (3) a description of any arrangements between the stockholder and the nominee, (4) whether the stockholder will appear in person at the Annual Meeting, and (5) any other information required to be disclosed by the Securities and Exchange Commission rules. The notice must be accompanied by written consent of each nominee.

All stockholder proposals for business to be transacted intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company not later than December 23, 2005 for inclusion in the Company’s proxy statement and proxy relating to that meeting. The Company’s By-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the Secretary of the Company not less than sixty days and not more than ninety days before the anniversary of the prior year’s meeting. A stockholder must submit a matter to be raised at the Company’s 2006 meeting of stockholders on or after February 25, 2006, but not later than March 25, 2006. The written notice should be sent to the Secretary at the Company’s principal office and must include, among other things, a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on the Company’s books and the number of shares of the Company’s common stock the stockholder beneficially owns.

A full description of these notice requirements can be found in Sections 1.12 and 1.13 of the Company’s 2004 Amended, Corrected and Restated Bylaws.

REPORT ON FORM 10-K

The Company files quarterly and annual reports with the Securities and Exchange Commission (“SEC”) on Forms 10-Q and 10-K, respectively, proxy materials on Schedule 14A and current reports on Form 8-K. The Company makes available, free of charge, all of these reports, as well as any amendments, through the Company’s Internet site as soon as is reasonably practicable after they are filed electronically with the SEC. The address of that site is http://www.thecolumbiabank.com. To access the SEC reports, click on “Investor Relations” – “Corporate Profile” – “Documents”. The SEC also maintains an Internet site that contains reports, proxy materials and information statements at http://www.sec.gov. In addition, the Company will provide paper copies of filings, including the Form 10-K and all applicable exhibits, free of charge upon written request. Requests should be sent to the attention of Sibyl S. Malatras at 7168 Columbia Gateway Drive, Columbia, Maryland 21046.

By Order of the Board of Directors

/s/ Sibyl S. Malatras
Sibyl S. Malatras Corporate Secretary

April 19, 2005

Form of Proxy

REVOCABLE PROXY

COLUMBIA BANCORP

☐	PLEASE MARK VOTES
AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Columbia Bancorp hereby appoints James R. Moxley, Jr. and Herschel L Langenthal, or either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of common stock of Columbia Bancorp which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 31, 2005, and at any and all adjournments and postponements thereof. Any and all proxies heretofore given are hereby revoked. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report to Stockholders.

Please be sure to sign and date this proxy in the box below.

	For All Nominees	Withhold Authority For All Nominees	For All Except
1. Election of Directors	☐	☐	☐

John M. Bond, Jr., William L. Hermann, Charles C. Holman, Winfield M. Kelly, Jr., Harry L. Lundy, Jr., James R. Moxley, III, Mary S. Scrivener, Theodore G. Venetoulis, and James J. Winn, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees and, in the best judgment of the proxy holders, on all other matters.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.